Exhibit 5(a) Form of Policy for the ULTRALIFE flexible premium variable life insurance policy.

[GRAPHIC OMITTED]
UNITED OF OMAHA
LIFE INSURANCE
COMPANY
A STOCK COMPANY


Insured   JOHN J. DOE                      Date of Issue   NOVEMBER 1, 1997

Policy Number   1234567                    Initial Specified Amount   $100,000



LIFE INSURANCE POLICY

--------------------------------------------------------------------------------

THIS IS A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY WITH PREMIUMS PAYABLE UNTIL AGE 100. THE POLICY'S ACCUMULATION VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE IN THAT ACCOUNT AND WILL INCREASE OR DECREASE DAILY. THE DOLLAR AMOUNT IS NOT GUARANTEED. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT. PLEASE SEE THE DEATH BENEFIT PROVISION ON PAGE 6 FOR ADDITIONAL INFORMATION. NO DIVIDENDS ARE PAYABLE.


United of Omaha Life Insurance Company will pay the death benefit of this policy to the beneficiary within two months after we receive proof at the Home Office that the Insured died while this policy was in force. On the maturity date we will pay you the policy's Accumulation Value, less any loan and unpaid loan interest, if (a) the Insured is then living; (b) this policy is in force; and
(c) coverage beyond maturity is not elected.

                           READ YOUR POLICY CAREFULLY.
               IT INCLUDES THE PROVISIONS ON THE FOLLOWING PAGES.
              THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND
                     UNITED OF OMAHA LIFE INSURANCE COMPANY.

RIGHT TO EXAMINE THIS POLICY. IF YOU ARE NOT SATISFIED WITH YOUR POLICY, RETURN IT TO US OR OUR AGENT WITHIN 10 DAYS AFTER YOU RECEIVE THE POLICY OR 45 DAYS AFTER YOU SIGNED THE APPLICATION, WHICHEVER IS LATER. WE WILL CANCEL YOUR POLICY AS OF THE DATE ANY INSURANCE BECAME EFFECTIVE. WE WILL REFUND THE PREMIUMS PAID WITHIN SEVEN DAYS AFTER WE RECEIVE THE RETURNED POLICY.

For  customer   service  or   questions   about  your   coverage,   please  call
1-800-238-9354.

/S/ JOHN A. STURGEON
        President

/S/ M. JANE HUERTER
 Corporate Secretary

UNITED OF OMAHA
HOME OFFICE: OMAHA, NEBRASKA
MUTUAL OF OMAHA PLAZA (68175)
P. O. BOX 8430
OMAHA, NEBRASKA 68103-0430

================================================================================
                                PLAN OF INSURANCE
 Variable Universal Life Insurance with Flexible Premiums Payable until Age 100
================================================================================

                                   POLICY DATA

Insured            JOHN J. DOE
Policy Number      1234567                     Initial Specified Amount $100,000
Age at Issue       35                          Sex                      MALE
Risk Class         NONTOBACCO
Rate Class         PREFERRED
Date of Issue      NOVEMBER 1, 1997
Maturity Date*     NOVEMBER 1, 2062

Initial  Premium   $672.00                     Mode Selected            ANNUAL
Additional Payment $0.00                       Years Payable            65

Policyowner        See Application or Endorsement
Beneficiary        See Application or Endorsement

                      PLANNED PREMIUMS FOR MODE OF PAYMENT

   Annual             Semi-Annual            Quarterly         Bank Service Plan
   $1,000.00             $500.00               $250.00               $83.34

--------------------------------------------------------------------------------

                              SCHEDULE OF BENEFITS

                                                      M0NTHLY COST
                                                      OF INSURANCE      YEARS
FORM          BENEFIT                                 AND RIDERS        PAYABLE

6387L-1197    Life Insurance                          See Data Pages       65
                  Death Benefit Option 1 - LEVEL
2471L-1197    Waiver of Surrender Charges Rider       No Charge


     * The maturity date is the policy anniversary next following the Insured's 100th birthday. The policy may terminate prior to the maturity date if no premiums are paid after the initial premium or if subsequent premiums are insufficient to continue this policy in force, subject to the NO-LAPSE PERIOD provision, if applicable. If the policy does continue in force to the maturity date, it is possible there will be little or no cash surrender value at that time. Policy values will be affected by the investment experience of the Variable Account and to the extent that interest credits and cost of insurance charges are more favorable than guaranteed credits and charges.

                                 NO-LAPSE PERIOD

If the minimum monthly premium is paid, the No-Lapse Period of the policy is 35 years. The minimum monthly premium shall equal (a) the minimum monthly premium for the base plan, plus (b) the minimum monthly premium(s) for any rider(s). The minimum monthly premium for the base plan is $0.56000 per $1,000 of Specified Amount. The minimum monthly premium(s) for any Additional Insured Term Rider is/are computed as set forth in the rider data pages.

If the lifetime monthly premium is paid, the No-Lapse Period of the policy is 65 years. The lifetime monthly premium shall equal (a) the lifetime monthly premium for the base plan, plus (b) the lifetime monthly premium(s) for any rider(s). The lifetime monthly premium for the base plan is $1.09250 per $1,000 of Specified Amount. The lifetime monthly premium(s) for any Additional Insured Term Rider is/are computed as set forth in the rider data pages.

All premiums reflect the Insured's age, sex, risk and rate classes.


                                 POLICY CHARGES

RISK CHARGE:           In years one through 10
                          o 0.05833% of the Accumulation Value, deducted on each
                            Monthly Deduction Date
                       In years 11 and later
                          o 0.04583% of the Accumulation Value, deducted on each
                            Monthly Deduction Date

ADMINISTRATIVE CHARGE: $7 deducted on each Monthly Deduction Date

PREMIUM CHARGES:       For state and federal tax expenses
                          O 3.75% of each premium payment
                       For premium processing expenses
                          o $2 per each premium payment

TRANSFER CHARGE:       After the 12th transfer each year, $10 per transfer


                                SURRENDER CHARGE

                               For Each $1,000 Specified Amount
                           Or Decrease in Current Specified Amount

               Surrender Charges Reflect the Insured's Age, Sex, and Risk Class

      Year    Amount     Year      Amount       Year          Amount
       1        $13       5         $13           9             $6
       2        $13       6         $11          10             $4
       3        $13       7          $9          11             $3
       4        $13       8          $8          12             $1
                                                 13 and later   $0

          TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE CHARGES
                        PER $1,000 OF NET AMOUNT AT RISK

            The Guaranteed Maximum Monthly Cost of Insurance Charges
              Reflect the Insured's Age, Sex, Risk and Rate Classes

   Age   Charge   Age    Charge   Age    Charge       Age      Charge
   35    0.1442   51     0.4667   67     2.2633       83       10.7950
   36    0.1517   52     0.5117   68     2.4933       84       11.8483
   37    0.1617   53     0.5633   69     2.7483       85       12.9542
   38    0.1725   54     0.6208   70     3.0367       86       14.0983
   39    0.1842   55     0.6850   71     3.3658       87       15.2633
   40    0.1983   56     0.7550   72     3.7458       88       16.4442
   41    0.2133   57     0.8292   73     4.1758       89       17.6575
   42    0.2292   58     0.9117   74     4.6483       90       18.9208
   43    0.2467   59     1.0042   75     5.1533       91       20.2633
   44    0.2658   60     1.1075   76     5.6867       92       21.7350
   45    0.2875   61     1.2225   77     6.2442       93       23.4792
   46    0.3108   62     1.3550   78     6.8292       94       25.8192
   47    0.3358   63     1.5050   79     7.4600       95       29.3217
   48    0.3633   64     1.6717   80     8.1567       96       35.0825
   49    0.3933   65     1.8542   81     8.9375       97       45.0833
   50    0.4275   66     2.0517   82     9.8183       98       62.0958
                                                      99       83.3333

                                   INVESTMENTS


VARIABLE ACCOUNT:                                     United of Omaha Separate
Account B


INVESTMENT OPTIONS:                                   INITIAL ALLOCATION (%):

United of Omaha Fixed Account                                               10
[Alger American Growth Portfolio]                                            0
[Alger American Small Capitalization Portfolio]                             30
[Federated Prime Money Fund II ("Money Market") Portfolio]                  30
[Federated Fund for US Government Securities II Portfolio]                   0
[Fidelity VIP II Asset Manager:  Growth Portfolio]                           0
[Fidelity VIP Equity-Income Portfolio]                                       0
[Fidelity VIP II Contrafund Portfolio]                                      30
[Fidelity Index 500 Portfolio]                                               0
[MFS Emerging Growth Portfolio]                                              0
[MFS High Income Fund Portfolio]                                             0
[MFS Research Portfolio]                                                     0
[MFS Value Series Portfolio]                                                 0
[MFS World Government Portfolio]                                             0
[Pioneer Capital Growth Portfolio]                                           0
[Pioneer Real Estate Portfolio]                                              0
[Scudder Global Portfolio]                                                   0
[Scudder Growth and Income Portfolio]                                        0
[Scudder International Portfolio]                                            0
[T. Rowe Price Equity Income Portfolio]                                      0
[T. Rowe Price International Stock Portfolio]                                0
[T. Rowe Price Limited-Term Bond Portfolio]                                  0
[T. Rowe Price New American Growth Portfolio]                                0
[T. Rowe Price Personal Strategy Balanced Portfolio]                         0

                                TABLE OF CONTENTS

DEFINITIONS....................................................................1
GENERAL PROVISIONS.............................................................2
  The Entire Contract..........................................................2
  Delay of Payments............................................................2
  Incontestability.............................................................2
  Misstatement of Age or Sex...................................................3
  Nonparticipating.............................................................3
  Periodic Reports.............................................................3
  Policy Dates.................................................................3
EXCLUSION......................................................................3
  Suicide......................................................................3
POLICYOWNER AND BENEFICIARY....................................................3
  Ownership....................................................................3
  Change of Ownership and Assignment...........................................5
  Beneficiary..................................................................5
  Beneficiary Change...........................................................5
PREMIUMS AND REINSTATEMENT.....................................................5
  Consideration................................................................5
  Payment of Premiums..........................................................5
  Planned Premiums and Additional Payments.....................................5
  Allocation of Net Premiums...................................................7
  No-Lapse Period..............................................................7
  Grace Period.................................................................7
  Reinstatement................................................................7
DEATH BENEFIT..................................................................8
  Change in Specified Amount...................................................8
  Death Benefit Options........................................................8
THE VARIABLE ACCOUNT...........................................................9
  General Description..........................................................9
  Investment Allocations to the Variable Account...............................9
  Valuation of Assets.........................................................10
  Transfers Between Subaccounts...............................................10
  Dollar Cost Averaging.......................................................10
  Asset Allocation Program....................................................10
THE FIXED ACCOUNT.............................................................11
  General Description.........................................................11
  Transfers from the Fixed Account............................................11
POLICY VALUES.................................................................11
  Accumulation Value..........................................................11
  Accumulation Unit...........................................................11
  The Fixed Account...........................................................12
  Partial Withdrawals.........................................................12
POLICY CHARGES................................................................12
  Monthly Deduction...........................................................12
  Cost of Insurance...........................................................13
  Expense Charges.............................................................13
  Surrender Charge............................................................13
POLICY LOANS AND REPAYMENTS...................................................14
  Policy Loans................................................................14
  Preferred Loans.............................................................14
  Loan Repayments.............................................................14
COVERAGE BEYOND MATURITY......................................................14
  Coverage Beyond Maturity....................................................14
INSURANCE AND NONFORFEITURE OPTIONS...........................................16
  Surrender for Cash..........................................................16
  Continuation of Insurance...................................................16
PAYOUT OPTIONS FOR PAYMENT OF POLICY PROCEEDS.................................16
  General Conditions..........................................................16
  Payout Options..............................................................18
  Variable Payout Options.....................................................20
  First Variable Payment......................................................20
  Second and Later Variable Payments..........................................20
  Variable Payment Unit Value.................................................20
  Number of Variable Payment Units............................................20
  Exchange of Variable Payment Units..........................................21

                                   DEFINITIONS

ACCUMULATION UNIT means an accounting unit of measure used to calculate the accumulation value of the Variable Account.

ACCUMULATION VALUE means the dollar value as of any Valuation Date of all amounts accumulated under this policy.

AGE means age last birthday.

ALLOCATION DATE means the first business day following the completion of the RIGHT TO EXAMINE THIS POLICY period.

BENEFICIARY means the person, persons or entity you name to receive the death benefit of this policy.

EXECUTIVE OFFICER means the president, vice president, the secretary or assistant secretary of United of Omaha Life Insurance Company.

FIXED ACCOUNT means the account which consists of general account assets of United of Omaha Life Insurance Company.

INVESTMENT OPTIONS means the Series Funds currently available under the policy, plus the Fixed Account. Current Investment Options are shown on the data pages.

LOAN ACCOUNT means an account established for any amounts transferred from the Fixed Account and Subaccounts as a result of loans. The Loan Account is credited with interest and is not based on the experience of the Variable Account.

MONTHLY DEDUCTION DATE means the date of issue and the same date each month thereafter.

NET PREMIUM and NET ADDITIONAL PAYMENT mean a premium or additional payment less the premium charges shown on the data pages.

NET ASSETS OF THE VARIABLE ACCOUNT means the market value of the investments held by the Variable Account.

NET ASSET VALUE PER SHARE means the market value of a Series Fund's investment Portfolio divided by the number of shares in the Portfolio.

OUR, US AND WE refer to United of Omaha Life Insurance Company, Omaha, Nebraska.

PAYEE means the person who receives payments under this policy.

PORTFOLIO means a Series Fund's separate investment series that is available under the policy.

PROCEEDS means the death benefit, the cash surrender value or the amount payable at maturity.

RIDER means a policy provision added to this policy to expand or limit the benefits payable.

SERIES FUNDS means those open-ended management companies in which the Variable Account invests.

SPECIFIED AMOUNT means the amount of insurance selected. The initial Specified Amount is shown on the data pages. The current Specified Amount is the initial Specified Amount plus any later increase and less any later decrease.

SUBACCOUNT means that portion of the Variable Account which invests in shares of mutual funds or any other investment Portfolios that we determine to be suitable for this policy's purposes.

VALUATION DATE means each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD means the period commencing at the close of business of the New York Stock Exchange on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT means a separate account maintained by us in which a portion of our assets has been allocated for this and certain other policies. It has been designated on the data pages.

YEAR means policy year measured from the date of issue unless otherwise indicated.

YOU and YOUR refer to the owner of this policy.


                               GENERAL PROVISIONS

THE ENTIRE CONTRACT

The entire contract is this policy, any riders, endorsements and amendments, and the signed application(s), a copy of which is attached. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. We will not use any statement to contest this policy or deny a claim unless it is in the application.

Any change of this policy requires the written consent of an executive officer. No agent has the authority to change this contract or waive any of its terms.

We may amend this policy to qualify it as life insurance under the Internal Revenue Code of 1986, as amended. Any amendment may be effective as of the policy's date of issue.


DELAY OF PAYMENTS

We will usually pay any amounts payable from the Variable Account as a policy loan, partial withdrawal or cash surrender within seven days after we receive your written request in a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts or into the Fixed Account or the Loan Account if:

    (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings;
    (b) trading on the New York Stock Exchange is restricted;
    (c) an  emergency  exists  as  determined  by the  Securities  and  Exchange
        Commission, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the Net Assets of the Variable Account;
    (d) the Securities and Exchange Commission permits delay for the protection of security holders.

The applicable rules of the Securities and Exchange Commission will govern as to whether the conditions in (c) or (d) exist.

We may defer payment of policy loans, partial withdrawals or a cash surrender from the Fixed Account for up to six months from the date we receive your written request.


INCONTESTABILITY

We will not contest the validity of this policy after it has been in force during the lifetime of the Insured for two years from the date of issue.

We will not contest the validity of an increase in current Specified Amount after this policy has been in force during the lifetime of the Insured for two years from the effective date of the increase. Any contest of an increase in Specified Amount will be based on material representations in the application for that increase.

We will not contest the validity of this policy after it has been in force during the lifetime of the Insured for two years from the date of reinstatement. Any contest after reinstatement will based on material representations in the application for reinstatement.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Insured has been misstated, the death benefit will be the amount which would be purchased by the most recent cost of insurance charges at the correct age and sex.


NONPARTICIPATING

No dividends will be paid. This policy will not share in our surplus earnings or profits.


PERIODIC REPORTS

At least once each year we will send you a statement showing your Accumulation Value and death benefit as of a date not more than two months prior to the date of mailing. We will also send such statements as may be required by applicable state and federal laws, rules and regulations.


POLICY DATES

The following dates are measured from the date of issue:

    (a) policy months;
    (b) policy years;
    (c) policy anniversaries;
    (d) Monthly Deduction Dates;
    (e) premium due date;
    (f) the maturity date; and
    (g) the effective date of surrender.


                                    EXCLUSION

SUICIDE

We will not pay the death benefit if the Insured's death results from suicide, while sane or insane, within two years from the date of issue. Instead we will pay the sum of the premiums paid since issue less any loans and less any partial withdrawals.

We will not pay that portion of the death benefit resulting from an increase in current Specified Amount if the Insured's death results from suicide, while sane or insane, within two years from the effective date of the increase. Instead we will pay the sum of the cost of insurance charges for the increase since the date of the increase.


                           POLICYOWNER AND BENEFICIARY

OWNERSHIP

The owner is:

    (a) the Insured;
    (b) the applicant,  if other than the Insured;  or
    (c) any absolute assignee of record.


While the Insured is alive, only you may exercise the rights under this policy. You may name a new owner as described in the CHANGE OF OWNERSHIP AND ASSIGNMENT provision.

CHANGE OF OWNERSHIP AND ASSIGNMENT

You may name a new owner of this policy by an absolute assignment or pledge it as collateral by a collateral assignment. The assignment must be in writing. No assignment will be binding on us until we record and acknowledge it. We are not responsible for the validity or effect of an assignment of this policy. The rights of any Beneficiary will be subject to a collateral assignment.

If the Beneficiary of this policy is irrevocable, a change of ownership or a collateral assignment may be made only by joint written request from you and the irrevocable Beneficiary.


BENEFICIARY

The Beneficiary is named in the application and may be changed as stated in the BENEFICIARY CHANGE provision, unless the Beneficiary is irrevocable.


BENEFICIARY CHANGE

To change a Beneficiary, send us a written request. When recorded and acknowledged by us, the change will be effective as of the date you signed the request. The change will not apply to any payments made or other action taken by us before recording.

If the Beneficiary is irrevocable, you may change the Beneficiary only by joint written request from you and the irrevocable Beneficiary.


                           PREMIUMS AND REINSTATEMENT

CONSIDERATION

The consideration for this policy is the application and the payment of the initial premium and the additional payment, if any.


PAYMENT OF PREMIUMS

You may pay premiums at our Home Office or to an authorized agent. Planned premiums may be paid:

    (a) annually;
    (b) semiannually; or
    (c) at other intervals we offer.

We will send you a receipt for any payment signed by an executive officer if you request one.


PLANNED PREMIUMS AND ADDITIONAL PAYMENTS

The planned premium and the payment mode you selected in the application is shown on the data pages.

Beginning with the second year you may change the planned premium once each year. The planned premium is flexible.

You may also make additional payments. The amount of any additional payment paid with the initial premium is shown on the data pages.

Changes in the planned premiums and acceptance of additional payments are subject to our approval. We reserve the right to limit premiums or refund any values in order to qualify this policy as life insurance under the Internal Revenue Code of 1986, as amended.

ALLOCATION OF  NET PREMIUMS

We will allocate net premiums to the Money Market Fund until the Allocation Date. On the Allocation Date the net premium will be allocated to one or more Investment Options according to your instructions.

You may change your allocation instructions by written request. The change will be effective on the date we receive your request. The change will apply to any additional premiums paid after the date of the change.


NO-LAPSE PERIOD

This provision applies only if:

    (a) either the minimum monthly premium or the lifetime monthly premium requirement has been met; and
    (b) the policy has never been reinstated; and
    (c) no Additional Insured Term Insurance Rider covering the Insured is attached.

The minimum monthly premium per $1,000 of Specified Amount and the minimum No-Lapse Period are shown on the data pages. If you meet the minimum monthly premium requirement, then the policy will not enter the grace period during the minimum No-Lapse Period, if applicable.

The minimum monthly premium requirement is met on any monthly deduction date when the total premiums paid since the policy's date of issue less any partial withdrawals, accumulated at 4% interest, less any outstanding policy loan, equals or exceeds the minimum monthly premium accumulated at 4% interest.

The lifetime monthly premium per $1,000 of Specified Amount and the lifetime No-Lapse Period are shown on the data pages. If you meet the lifetime monthly premium requirement, then the policy will not enter the grace period during the lifetime No-Lapse Period, if applicable.

The lifetime monthly premium requirement is met on any monthly deduction date when the total premiums paid since the policy's date of issue less any partial withdrawals, accumulated at 4% interest, less any outstanding policy loan, equals or exceeds the lifetime monthly premium accumulated at 4% interest.


GRACE PERIOD

If there is no outstanding policy loan, the grace period will begin on any Monthly Deduction Date when the Accumulation Value is not enough to pay the Monthly Deduction, subject to the NO-LAPSE PERIOD provision. If there is an outstanding policy loan, the grace period will begin on any Monthly Deduction Date when the cash surrender value is not enough to pay the Monthly Deduction and any unpaid loan interest, subject to the NO-LAPSE PERIOD provision.

Written notice will be sent to your last known address and that of any assignee of record within 30 days after the start of the grace period. We will allow 61 days from the start of the grace period for the payment of an amount large enough to pay all unpaid Monthly Deductions and unpaid loan interest. This policy will remain in force during the grace period. If the payment is not received by the end of the grace period, this policy will terminate as of the first day of the grace period. If the death of the Insured occurs on the Monthly Deduction Date or during the grace period, any past due Monthly Deductions and unpaid loan interest will be deducted in determining the death benefit.


REINSTATEMENT

If this policy lapses and has not been surrendered for cash, you may reinstate it within five years of the date of lapse and prior to the maturity date, subject to the following:

    (a) written application signed by you and the Insured;
    (b) evidence of insurability satisfactory to us;
    (c) payment of an amount large enough to continue this policy in force for three months; and

    (d) re-establishment of surrender charges, if any, measured from the original date of issue to the date of reinstatement.

The effective date of reinstatement will be the date we approve the application for reinstatement.

The Specified Amount of the reinstated policy may not exceed the Specified Amount at the time of lapse. The Accumulation Value on the effective date of reinstatement will equal:

    (a) the amount required in (c) above; plus
    (b) any applicable surrender charge(s) measured from the original date of issue to the date of reinstatement; less
    (d) the Monthly Deduction for the current month.


                                  DEATH BENEFIT

CHANGE IN SPECIFIED AMOUNT

After the first year, you may change the current Specified Amount once each year.

You must apply for any increase in current Specified Amount with a new application and provide evidence of insurability satisfactory to us. The Specified Amount may not be increased after the Insured attains age 90.

Any decrease in current Specified Amount will be subject to the applicable surrender charge as described in the SURRENDER CHARGE provision. A decrease will be subject to a minimum Specified Amount of $100,000 remaining in force during policy years one through five and $50,000 remaining in force thereafter.

An increase or decrease will go into effect on the Monthly Deduction Date following the date we approve the change. We will send you an amendment showing the current Specified Amount after the change.

An increase or decrease in current Specified Amount will change the minimum monthly premium and lifetime monthly premium requirements applicable to the NO-LAPSE PERIOD provision.


DEATH BENEFIT OPTIONS

The death benefit equals either death benefit Option 1 less any loan or death benefit Option 2 less any loan. We will pay the death benefit according to the death benefit option in effect at the time of the Insured's death. Unless otherwise requested, Option 1 is in effect.

Option 1 is the greater of:

    (a) the current Specified Amount; or
    (b) the policy's Accumulation Value on the date of death plus the corridor amount.

Option 2 is the policy's Accumulation Value on the date of death plus the greater of:

    (a) the current Specified Amount; or
    (b) the corridor amount.

The corridor amount is the Accumulation Value multiplied by the corridor percentage from the table shown below for the Insured's attained age.

---------------------------------------------------------
Attained  Corridor  Attained Corridor Attained Corridor
   Age    Percentage  Age   Percentage  Age    Percentage
---------------------------------------------------------
  0-40      150%      54       57%       68       17%
   41       143%      55       50%       69       16%
   42       136%      56       46%       70       15%
   43       129%      57       42%       71       13%
   44       122%      58       38%       72       11%
   45       115%      59       34%       73       9%
   46       109%      60       30%       74       7%
   47       103%      61       28%     75-90      5%
   48        97%      62       26%       91       4%
   49        91%      63       24%       92       3%
   50        85%      64       22%       93       2%
   51        78%      65       20%       94       1%
   52        71%      66       19%     95-99      0%
   53        64%      67       18%      100+      1%
---------------------------------------------------------

After the first year, you may change the death benefit option once each year. The change will take effect on the Monthly Deduction Date after we receive a written request for change, at which time the death benefit will reflect the change in option.

Changes in the death benefit option may result in a change in the current Specified Amount. We will increase or decrease the current Specified Amount to maintain the death benefit that was in effect before the death benefit option change. Any decrease resulting from a change in death benefit option will be subject to the applicable surrender charge as described in the SURRENDER CHARGE provision.

We will send you an amendment showing the death benefit option in effect and the current Specified Amount after the change.

An increase or decrease in current Specified Amount resulting from a death benefit option change will change the minimum monthly premium and lifetime monthly premium requirements applicable to any No-Lapse Period.


                              THE VARIABLE ACCOUNT


GENERAL DESCRIPTION

The name of the Variable Account is shown on the data pages. The assets of the Variable Account are our property. These assets are not chargeable with the liabilities arising out of any other business we may conduct, except to the extent that they exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.


INVESTMENT ALLOCATIONS TO THE VARIABLE ACCOUNT

The assets of the Variable Account are divided by Portfolios. Where appropriate, the Portfolios are divided by Funds within the Portfolio. This establishes a series of Subaccounts within the Variable Account.

We may, from time to time, add other Investment Options. In such event you may be permitted to select from these other Investment Options. Your selections may be limited by the terms and conditions we may impose on such transactions.

We may also substitute other Investment Options. If required, approval of or change of any investment policy will be filed with the Insurance Department of the state in which this policy was delivered.

VALUATION OF ASSETS

Assets of shares of Portfolios within each Subaccount will be valued at their Net Asset Value on each Valuation Date.


TRANSFERS BETWEEN SUBACCOUNTS

After the end of the RIGHT TO EXAMINE THIS POLICY period, you may transfer all or part of your interest in a Subaccount to another Subaccount or to the Fixed Account. You may make 12 transfers each year without charge. We reserve the right to charge a $10 fee for additional transfers, to be deducted from the amount transferred.

We reserve the right at any time and without prior notice to any party to modify the transfer privileges described above.


DOLLAR COST AVERAGING

Under the Dollar Cost Averaging program you may instruct us to automatically transfer between Investment Options, on a periodic basis, a predetermined dollar amount or percentage of accumulation value. The automatic transfers will be made from any one Subaccount or the Fixed Account to any other Subaccount.

Automatic transfers can occur monthly, quarterly, semi-annually or annually. The amount transferred each time must be at least $100 and at least $50 per Subaccount. At the time the program begins there must be at least $5,000 of accumulation value in the applicable Subaccount or the Fixed Account, or enough to cover one year's transfers.

If transfers are made from the Fixed Account, the maximum periodic transfer amount is 10% of that account's value at the time of election, or enough to provided transfers for 10 months. There is no maximum transfer amount for the Subaccounts.

You may request Dollar Cost Averaging at the time of application or at a later date. Transfers will begin on the first or 15th day of the month, as you request. If the first or 15th day of the month is not a Valuation Date, then the transfer will be processed on the next following Valuation Date. The program will end when:

    (a) the number of transfers you have requested have been made; or
    (b) when the value in the applicable Subaccount or the Fixed Account is less than $500;

whichever occurs first.

You may increase or decrease the amount or percentage of the transfers or end the program by sending us written notice. There is no charge for participation in this program.


ASSET ALLOCATION PROGRAM

Under the Asset Allocation Program you may instruct us to allocate net premium payments and the Accumulation Value among the Subaccounts and the Fixed Account according to your instructions, or according to instructions recommended by us and approved by you. We will allocate your net premium payments and transfer accumulation value among the Investment Options to maintain conformity with current instructions. This will "rebalance" your investments.

At the time the program begins, there must be at least $10,000 of Accumulation Value in the policy. Rebalancing will be done on a quarterly, semi-annual or annual basis, as you request. Transfers made in accordance with this program will not be counted toward the 12 free transfers allowed each year.

You may request participation in the Asset Allocation Program at the time of application or at a later date. You may change your allocation percentages or end the program by sending us written notice. There is no charge for participation in this program.


                                THE FIXED ACCOUNT

GENERAL DESCRIPTION

Any part of the net premium allocated to the Fixed Account or transferred to the Fixed Account under the policy becomes part of the general account assets of United of Omaha Life Insurance Company. The Fixed Account includes our assets that are not segregated in separate accounts. We maintain sole discretion to invest the assets of the Fixed Account, subject to applicable law.


TRANSFERS FROM THE FIXED ACCOUNT

Once each year you may transfer part of the accumulation value in the Fixed Account to the Subaccounts. The maximum percentage that may be transferred is 10% of the value in the Fixed Account on the date of the transfer. There is no charge for this transfer.

We reserve the right to defer transfers from the Fixed Account to the Subaccounts for up to six months from the date we receive your written request.

You may transfer amounts from the Subaccounts to the Fixed Account at any time. However, we reserve the right to restrict transfers back to the Fixed Account for up to six months immediately following a transfer to the Subaccounts.

                                  POLICY VALUES

ACCUMULATION VALUE

On the date of issue the Accumulation Value equals the initial net premium less the Monthly Deduction for the first month. On any Monthly Deduction Date after the date of issue the Accumulation Value equals:

    (a) the total of the values in each  Subaccount;  plus
    (b) the  accumulation value of the  Fixed  Account;  plus
    (c) the  accumulation value of the Loan Account; less
    (d) the Monthly Deduction for the current month.

The value for each Subaccount equals:

    (a) the current number of Accumulation Units;  multiplied by
    (b) the current unit value.

ACCUMULATION UNIT

Each net premium is converted into Accumulation Units. This is done by dividing the net premium by the Accumulation Unit value for the Valuation Period during which the net premium is allocated to the Variable Account. The initial Accumulation Unit value for each Subaccount was set when the Subaccount was established. The unit value may increase or decrease from one Valuation Date to the next.

The Accumulation Unit value for a Subaccount on any Valuation Date is calculated as follows:

    (a) the Net Asset Value Per Share of the Fund multiplied by the number of shares held in the Subaccount, before the purchase or redemption of any shares on that date; divided by

    (b) the total number of Accumulation Units held in the Subaccount on the Valuation Date, before the purchase or redemption of any shares on that date.


THE FIXED ACCOUNT

The accumulation value of the Fixed Account on any Monthly Deduction Date before deducting the Monthly Deduction equals:

    (a) the  value  as of the  last  Monthly  Deduction  Date;  plus
    (b) any net premiums  credited  since  the last  Monthly  Deduction  Date;
        plus
    (c) any transfers from the Subaccounts to the Fixed Account since the last Monthly Deduction Date; plus
    (d) any transfers from the Loan Account to the Fixed Account since the last Monthly Deduction Date; less
    (e) any transfers from the Fixed Account to the Subaccounts since the last Monthly Deduction Date; less
    (f) any transfers from the Fixed Account to the Loan Account since the last Monthly Deduction Date; less
    (g) any partial withdrawals and surrender charge taken from the Fixed Account since the last Monthly Deduction Date; less
    (h) interest credited on the balance.

We guarantee that the accumulation value in the Fixed Account will be credited with an effective annual interest rate of at least 4%.


PARTIAL WITHDRAWALS

After the first year you may withdraw part of the Accumulation Value. The minimum partial withdrawal is $250. The maximum partial withdrawal is an amount such that the remaining cash surrender value is not less than $500 and the Specified Amount is not less than $100,000 in policy years one through five or not less than $50,000 thereafter.

If Death Benefit Option 1 is in effect, the following will apply for each partial withdrawal:

    (a) the current Specified Amount will be reduced by the amount of the withdrawal; and
    (b) the Accumulation Value will be reduced by:
         (1) the amount of the withdrawal; and
         (2) the  surrender  charge   applicable  to  the  decrease  in  current
             Specified Amount, as described in the SURRENDER CHARGE provision.

We will send you an amendment showing the current Specified Amount after the withdrawal.

If Death Benefit Option 2 is in effect, the Accumulation Value will be reduced by the amount of the withdrawal.

The amount of cash withdrawal requested and any surrender charge will be deducted from the Accumulation Value on the date we receive your written request. Partial withdrawals will result in cancellation of Accumulation Units from each applicable Subaccount. In the absence of instructions from you, amounts will be deducted from the Subaccounts and the Fixed Account on a pro rata basis. No more than a pro rata amount may be withdrawn from the Fixed Account for any partial withdrawal. We reserve the right to defer withdrawals from the Fixed Account for up to six months from the date we receive your written request.

Partial withdrawals may change the minimum and lifetime monthly premium requirements applicable to the NO-LAPSE PERIOD provision.


                                 POLICY CHARGES

MONTHLY DEDUCTION

The Monthly Deduction equals:

    (a) the cost of insurance  for the current  month;  plus
    (b) the cost of any riders for the current  month;  plus
    (c) the risk  charge  shown on the data pages; plus
    (d) the administrative charge shown on the data pages.

The Monthly Deduction will be deducted from the Subaccounts and the Fixed Account on a pro rata basis on each Monthly Deduction Date.


COST OF INSURANCE

The guaranteed cost of insurance each month used in calculating the Monthly Deduction equals:

    (a) the net amount at risk for the month; multiplied by
    (b) the guaranteed cost of insurance charge per $1,000 of Specified Amount; divided by
    (c) 1,000.

The guaranteed monthly cost of insurance charge for each $1,000 is shown on the data pages. The charge is based on the Insured's attained age, sex, and risk and rate classes.

The net amount at risk in any month equals:

    (a) the death benefit; less
    (b) the Accumulation Value on the Monthly Deduction Date after deducting the rider charge, if any, the risk charge for the current month, and the administrative charge.

We may use current cost of insurance charges less than those shown. Current cost of insurance charges are based on the Insured's issue age, sex, risk and rate classes, the current Specified Amount, and the length of time the policy has been in force. We reserve the right to change current cost of insurance charges. Changes in cost of insurance rates will be by class and will be based on changes in future expectations of factors such as:

    (a) investment earnings;
    (b) mortality;
    (c) persistency; and
    (d) expenses.


EXPENSE CHARGES

The expense charges are shown in the POLICY CHARGES section of the data pages. They include:

    (a) a risk charge;
    (b) an administrative charge;
    (c) premium charges for tax expenses and premium  processing  expenses;  and
    (d) a transfer charge.


SURRENDER CHARGE

If you surrender your policy during the first 12 years, a surrender charge will be deducted from the Accumulation Value. A surrender charge will also be deducted if the current Specified Amount is decreased during the first 12 years.

Surrender charges vary by issue age, sex and risk class, and the length of time your policy has been in force. Charges for each $1,000 of Specified Amount and decrease in current Specified Amount are shown in the data pages.

                           POLICY LOANS AND REPAYMENTS

POLICY LOANS

After the first year you may obtain a loan for all or part of the cash surrender value less:

    (a) the loan interest to the end of the year; and
    (b) the Monthly  Deduction for one month.

This policy must be assigned to us as sole security for the loan.

We will transfer all loan amounts from the Subaccounts and the Fixed Account to the Loan Account. The amounts will be transferred on a pro rata basis.

Loan interest is payable at the rate of 5.7% in advance (6% effective annual rate). Interest is due on each policy anniversary. If the interest is not paid when due, we will transfer an amount equal to the unpaid loan interest from the Subaccounts and the Fixed Account to the Loan Account on a pro rata basis.

We will credit 4% interest to any amounts in the Loan Account, except amounts equal to a Preferred Loan as described below.

The death benefit will be reduced by the amount of any loan outstanding on the date of the Insured's death.

We may defer making a loan for six months unless the loan is to pay premiums to us.

PREFERRED LOANS

Beginning in the 10th policy year, Preferred Loans are available. A Preferred Loan will be credited with 6% interest. Any loan outstanding at the beginning of the 10th policy year will become a Preferred Loan from that point forward.


LOAN REPAYMENTS

All or part of the loan may be repaid at any time while this policy is in force. The amount of a loan repayment will be deducted from the Loan Account. It will be re-allocated among the Fixed Account and the Subaccounts in the same percentages as the Accumulation Value is allocated on the date of repayment.

You should identify any payment intended to reduce a loan as a loan repayment; otherwise, it will be added to the Accumulation Value.


                            COVERAGE BEYOND MATURITY

COVERAGE BEYOND MATURITY

Prior to thirty days before the maturity date of this policy, you may elect to continue the policy in force beyond the maturity date. The election must be made by written request.
The following will apply:

    (a) The allocation of the Accumulation Value to the Subaccounts and the Fixed Account will be maintained according to your instructions;
    (b) The cost of insurance  charge will be zero;
    (c) The risk charge will be zero;
    (d)  The  administrative  charge  will  be  zero;
    (e)  The  corridor percentage  will be fixed at 1% ;
    (f) The death benefit option will be fixed at Option 1;

    (g) Any riders  attached to the policy that are then in force will end;
    (h) The Insured's date of death will be considered this policy's maturity date.

All other rights and benefits as described in the policy will be available during the lifetime of the Insured, except that we will not accept any additional premium payments after coverage beyond maturity has been elected.


                       INSURANCE AND NONFORFEITURE OPTIONS

SURRENDER FOR CASH

While the Insured is alive, you may terminate this policy for its cash surrender value. The policy must be returned to us to receive the cash surrender value. The cash surrender value equals:

    (a) the Accumulation Value at the end of the Valuation Period in which we receive your written request; less
    (b) any outstanding  policy loan and unpaid loan interest;  and less
    (c) any applicable surrender charge.

With regard to amounts allocated to the Fixed Account, the cash surrender value will be equal to or greater than the minimum cash surrender value required by the state in which this policy was delivered. If the risk class shown on the data pages is "Nontobacco," then the values are based on the Commissioners 1980 Standard Nonsmoker Mortality Table, age last birthday with interest at 4%. If the risk class shown on the data pages is "Tobacco," then the values are based on the Commissioners 1980 Standard Smoker Mortality Table, age last birthday, with interest at 4%.

We may defer payment of a cash surrender from the Fixed Account for six months.


CONTINUATION OF INSURANCE

If no additional premiums are paid, this policy will continue as follows:

    (a) if there are no outstanding policy loans, until the Accumulation Value is not enough to pay the Monthly Deduction, subject to the NO-LAPSE PERIOD provision, if applicable, and the GRACE PERIOD provision;
    (b) if there are any outstanding policy loans, until the cash surrender value is not enough to pay the Monthly Deduction and any unpaid loan interest, subject to the NO-LAPSE PERIOD provision, if applicable, and the GRACE PERIOD provision; or
    (c) until the maturity date,

whichever occurs first.

We will pay you any remaining Accumulation Value less any outstanding policy loan and unpaid loan interest at maturity if the Insured is then living and coverage beyond maturity is not elected.


                  PAYOUT OPTIONS FOR PAYMENT OF POLICY PROCEEDS

GENERAL CONDITIONS

While the Insured is alive, you may choose to have the Proceeds paid under any combination of the fixed and variable payout options shown in this policy. A Beneficiary may also have the death benefit applied to a payout option. If another option is not chosen within 60 days of the date we receive due proof of death, we will make payment in a lump sum.

We reserve the right to pay the Proceeds in one sum:

    (a) when the Proceeds are less than $2,000; or
    (b) when the option of payment chosen would result in periodic payments of less than $20.

Payees must be individuals who receive payments in their own behalf unless otherwise agreed to by us. Any option chosen will be effective when we acknowledge it.

We may require proof of your age or survival or the age or survival of the Payee.

The guaranteed minimum interest rate used in the fixed payout options is 3%. Using a procedure approved by our Board of Directors, we may pay or credit additional interest annually.

When the last Payee dies, we will pay to the estate of that Payee:

    (a) any amount on deposit; or
    (b) the then present value of any remaining guaranteed payments under a fixed option.


PAYOUT OPTIONS

1.  PROCEEDS HELD ON DEPOSIT AT INTEREST

    This option is available on a fixed basis. While the Proceeds are held by us, we will annually:

        (a)pay interest to any Payee; or
        (b)add interest to the Proceeds.

2.  INCOME OF A SPECIFIED AMOUNT

    This option is available on either a fixed or variable basis. We will pay the Proceeds in installments of a Specified Amount until the Proceeds with interest have been fully paid.

3.  INCOME FOR A SPECIFIED PERIOD

    This option is available on a fixed basis. We will pay the Proceeds in installments for the number of years you choose. The monthly incomes for each $1,000 of Proceeds are shown in the following table. These amounts include interest. We will provide the income amounts for payments other than monthly upon request.


------------------------------------------------
 Years  Monthly  Years  Monthly  Years  Monthly
Chosen   Income  Chosen Income  Chosen  Income
------------------------------------------------
   1     $84.47    8     $11.68   15      $6.87
   2      42.86    9      10.53   16       6.53
   3      28.99    10      9.61   17       6.23
   4      22.06    11      8.86   18       5.96
   5      17.91    12      8.24   19       5.73
   6      15.14    13      7.71   20       5.51
   7      13.16    14      7.26
------------------------------------------------


4.  LIFETIME INCOME

    This option is available on either a fixed or variable basis. We will pay the Proceeds as a monthly income for as long as the Payee lives. The following guarantees are available:

        (a)GUARANTEED PERIOD - The monthly income will be paid for a certain number of years and as long thereafter as the Payee lives; or
        (b)GUARANTEED AMOUNT (INSTALLMENT REFUND) - The monthly income will be paid until the sum of all payments equals the Proceeds placed under this option and as long thereafter as the Payee lives.

    The monthly income as a fixed payout will be the amount computed using one of the following bases:

        (a)the Lifetime Monthly Income Table for Fixed Payout Option 4 shown in this policy; or
        (b)if more favorable to the Payee, our then current lifetime monthly income rates for payment of Proceeds.

    The Lifetime Monthly Income Table for Fixed Payout Option 4 is based on the 1983a Mortality Table and interest at 3%.

5.  LUMP SUM

    The Proceeds will be paid in one sum.

6.  OTHER OPTIONS

    Upon request and if available, we will provide payments for other options, including joint and survivor periods.

Additional information about any of the options may be obtained by contacting us.


                   LIFETIME MONTHLY INCOME TABLE FOR FIXED PAYOUT OPTION 4
                          MONTHLY INCOME FOR EACH $1,000 OF PROCEEDS


----------------------------------------------------------------------------------------------
Age Last Guaranteed Guaranteed Age Last Guaranteed Guaranteed Age Last Guaranteed Guaranteed
Birthday   Period     Amount   Birthday   Period     Amount   Birthday   Period     Amount
        ----------------------         ----------------------          ------------------------
of Payee Male Female Male Female of Payee Male Female Male Female of Payee Male Female Male Female
----------------------------------------------------------------------------------------------
  7 and
 under   $2.84 $2.77 $2.83$2.76
   8      2.85  2.78  2.84 2.77   34    $3.40$3.23  $3.36$3.20   60   $5.14  $4.66 $4.86 $4.48
   9      2.86  2.79  2.85 2.78   35     3.44 3.26   3.39 3.23   61    5.27   4.76  4.96  4.56
   10     2.87  2.80  2.86 2.79   36     3.48 3.29   3.42 3.26   62    5.39   4.87  5.07  4.66
   11     2.89  2.81  2.88 2.80   37     3.52 3.32   3.46 3.29   63    5.53   4.98  5.19  4.75
   12     2.90  2.82  2.89 2.82   38     3.56 3.35   3.49 3.32   64    5.66   5.10  5.30  4.86

   13     2.91  2.83  2.90 2.83   39     3.60 3.38   3.53 3.35   65    5.81   5.22  5.43  4.96
   14     2.93  2.85  2.92 2.84   40     3.65 3.42   3.57 3.38   66    5.96   5.36  5.56  5.08
   15     2.95  2.86  2.93 2.85   41     3.69 3.46   3.61 3.42   67    6.12   5.50  5.70  5.20
   16     2.96  2.87  2.95 2.86   42     3.74 3.50   3.66 3.45   68    6.28   5.65  5.85  5.33
   17     2.98  2.89  2.96 2.88   43     3.79 3.54   3.70 3.49   69    6.44   5.80  6.00  5.47

   18     3.00  2.90  2.98 2.89   44     3.85 3.58   3.75 3.53   70    6.61   5.97  6.16  5.61
   19     3.01  2.92  3.00 2.91   45     3.90 3.63   3.80 3.57   71    6.79   6.14  6.33  5.76
   20     3.03  2.93  3.02 2.92   46     3.96 3.67   3.85 3.61   72    6.96   6.32  6.51  5.93
   21     3.05  2.95  3.04 2.94   47     4.02 3.72   3.90 3.66   73    7.14   6.50  6.69  6.10
   22     3.07  2.96  3.06 2.95   48     4.09 3.78   3.96 3.70   74    7.32   6.69  6.90  6.28

   23     3.09  2.98  3.08 2.97   49     4.15 3.83   4.01 3.75   75    7.50   6.89  7.10  6.47
   24     3.12  3.00  3.10 2.99   50     4.22 3.89   4.07 3.80   76    7.67   7.09  7.32  6.68
   25     3.14  3.02  3.12 3.01   51     4.30 3.95   4.14 3.86   77    7.84   7.29  7.54  6.90
   26     3.16  3.04  3.14 3.02   52     4.37 4.01   4.20 3.91   78    8.01   7.49  7.78  7.12
   27     3.19  3.06  3.16 3.04   53     4.45 4.08   4.27 3.97   79    8.18   7.69  8.03  7.37

   28     3.22  3.08  3.19 3.06   54     4.54 4.15   4.34 4.03   80    8.33   7.89  8.30  7.64
   29     3.24  3.10  3.21 3.09   55     4.62 4.22   4.42 4.10   81    8.48   8.08  8.58  7.90
   30     3.27  3.12  3.24 3.11   56     4.72 4.30   4.50 4.17   82    8.61   8.26  8.88  8.20
   31     3.30  3.15  3.27 3.13   57     4.82 4.38   4.58 4.24   83    8.74   8.43  9.19  8.50
   32     3.33  3.17  3.30 3.15   58     4.92 4.47   4.67 4.31   84    8.86   8.59  9.53  8.81
   33     3.37  3.20  3.33 3.18   59     5.03 4.56   4.77 4.39   85    8.97   8.74  9.83  9.18
                                                              and over
--------------------------=====--------------------------=====--------------------------------

VARIABLE PAYOUT OPTIONS

You may choose payout options 2, 4 or 6 to be paid as variable payments. Variable payments vary according to the net investment return of the Subaccounts chosen. If variable payments are being made under Option 2 or 6 and do not involve life contingencies, then you may surrender the policy and receive the commuted value of any unpaid payments.


FIRST VARIABLE PAYMENT

We will compute the dollar amount of the first monthly variable payment by applying all or part of the Proceeds to the Variable Payout Options table shown in this policy for the payout option you choose. The table shows the dollar amount of monthly payment that you can buy with each $1,000 of Proceeds.

If you have chosen more than one Subaccount, we will apply the accumulation value of each Subaccount separately to the Variable Payout Options table. The total amount of the first variable payment equals the sum of the payment amounts payable for each Subaccount.


SECOND AND LATER VARIABLE PAYMENTS

The dollar amount of the second and later variable payments is not set. It may change from month to month. We will compute the payment on the 10th Valuation Date before the payment is due.

The amount of each variable payment after the first equals:

    (a) the sum of the number of variable payment units under each Subaccount; multiplied by
    (b) the current variable payment unit value for each Subaccount as of the date we compute the payment.

A variable payment unit is a measuring unit used in computing the amount of the variable payments. The value of a variable payment unit for each Subaccount will vary with the net investment return of the Subaccount.

VARIABLE PAYMENT UNIT VALUE

The current value of a variable payment unit for each Subaccount is:

    (a) the value as of the date we computed the last payment; multiplied by
    (b) the Net Investment Factor for the Subaccount as of the date on which we are computingthe current payment.

The  Net   Investment   Factor  is  figured  by  dividing   (a)  by  (b),   then
subtracting (c) from the result, then multiplying by the offset factor described below. The values of (a), (b) and (c) are defined as follows:

    (a) is the net result of
        (1)the Net Asset Value of a Fund share held in a Subaccount as of the end of the current payment period; plus or minus
        (2)a per share credit or charge for any taxes we incurred since the last computation date that were charged to the operation of the Subaccount.
    (b) is the Net Asset Value of a Fund share held in the Subaccount as of the beginning of the current payment period.
    (c) is the asset charge factor that reflects the expense charges deducted from the Variable Account. This factor is equal, on an annual basis, to 1.20% of the daily net asset value of the Variable Account.

The result of the calculation described above is then multiplied by a factor that offsets the assumed investment rate upon which the Variable Payout Options table is based. This allows the actual investment rate to be credited. For a one-day Valuation Period the factor is 0.99989255, using an assumed investment rate of 4% per year.


NUMBER OF VARIABLE PAYMENT UNITS

The number of variable payment units payable for each Subaccount equals:

     (a) the amount of the first monthly variable payment payable for that Subaccount; divided by

    (b) the variable payment unit value for that Subaccount as of the 10th Valuation Date before the first variable payment is made.

The number of variable payment units payable for each Subaccount is fixed when we compute the first variable payment. The number remains fixed unless you exchange variable payment units between Subaccounts. The number of variable payment units will not change as a result of investment experience.

We guarantee that the dollar amount of each variable payment after the first will not be affected by actual expenses or changes in mortality experience.


EXCHANGE OF VARIABLE PAYMENT UNITS

After the first variable payment is made, you may exchange the value of a specified number of variable payment units of one Subaccount for variable payment units of another Subaccount or the Fixed Account. You may not exchange variable payment units of the Fixed Account for variable payment units of the Subaccounts.

The value of the variable payment units being exchanged will be the value for the Valuation Period during which we receive your request for the exchange. The value of the new variable payment units will be such that the dollar amount of a payment made on the date of the exchange would not change as a result of the exchange.

No more than four exchanges may be made each year.

                                VARIABLE PAYOUT OPTIONS TABLE

          MONTHLY PAYOUTS PER $1,000 BASED ON 4.00% INTEREST AND 1983A
        MORTALITY TABLE ALB PROJECTED 20 YEARS WITH PROJECTION SCALE 'G'

-----------------------------------------------------------------------------------------------
                 FEMALE RATES                                     MALE RATES
---------------------------------------------- ------------------------------------------------
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
  Age     20 Year   10       Life  Installment 20       10 Year    Life      Installment Age
          Certain   Year      Only    Refund   Year     Certain      Only     Refund
           & Life   Certain                    Certain   & Life
                    & Life                     & Life
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   0        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       0
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   1        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       1
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   2        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       2
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   3        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       3
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   4        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       4
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   5        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       5
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   6        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       6
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   7        3.44     3.44     3.44     3.44     3.49      3.49       3.50      3.49       7
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   8        3.44     3.45     3.45     3.44     3.50      3.50       3.51      3.50       8
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   9        3.45     3.45     3.45     3.45     3.51      3.51       3.51      3.50       9
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   10       3.46     3.46     3.46     3.46     3.52      3.52       3.53      3.51       10
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   11       3.47     3.47     3.47     3.47     3.53      3.53       3.53      3.52       11
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   12       3.48     3.48     3.48     3.47     3.54      3.54       3.54      3.53       12
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   13       3.48     3.49     3.49     3.48     3.55      3.55       3.56      3.54       13
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   14       3.49     3.50     3.50     3.49     3.56      3.57       3.57      3.56       14
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   15       3.50     3.51     3.51     3.50     3.57      3.58       3.58      3.57       15
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   16       3.51     3.51     3.52     3.51     3.58      3.59       3.59      3.58       16
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   17       3.52     3.53     3.53     3.52     3.60      3.60       3.60      3.59       17
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   18       3.53     3.54     3.54     3.53     3.61      3.62       3.62      3.60       18
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   19       3.54     3.55     3.55     3.54     3.62      3.63       3.63      3.62       19
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   20       3.55     3.56     3.56     3.55     3.64      3.64       3.65      3.63       20
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   21       3.57      357     3.57     3.56     3.65      3.66       3.66      3.65       21
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   22       3.58     3.58     3.58     3.58     3.67      3.67       3.68      3.66       22
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   23       3.59     3.60     3.60     3.59     3.68      3.69       3.70      3.68       23
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   24       3.61     3.61     3.61     3.60     3.70      3.71       3.71      3.70       24
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   25       3.62     3.62     3.63     3.62     3.72      3.73       3.73      3.71       25
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   26       3.63     3.64     3.64     3.63     3.74      3.75       3.75      3.73       26
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   27       3.65     3.65     3.66     3.65     3.76      3.77       3.77      3.75       27
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   28       3.67     3.67     3.67     3.66     3.78      3.79       3.79      3.77       28
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   29       3.68     3.69     3.69     3.68     3.80      3.81       3.81      3.79       29
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   30       3.70     3.71     3.71     3.70     3.82      3.83       3.84      3.81       30
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   31       3.72     3.73     3.73     3.72     3.84      3.86       3.86      3.84       31
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   32       3.74     3.75     3.75     3.74     3.87      3.88       3.89      3.86       32
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   33       3.76     3.77     3.77     3.76     3.89      3.91       3.91      3.89       33
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   34       3.78     3.79     3.79     3.78     3.92      3.94       3.94      3.92       34
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   35       3.80     3.81     3.81     3.80     3.95      3.97       3.97      3.94       35
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   36       3.82     3.84     3.84     3.82     3.97      4.00       4.00      3.97       36
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   37       3.85     3.86     3.86     3.85     4.00      4.03       4.04      4.00       37
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   38       3.87     3.89     3.89     3.87     4.04      4.07       4.07      4.03       38
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   39       3.90     3.92     3.92     3.90     4.07      4.10       4.11      4.06       39
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   40       3.93     3.95     3.95     3.93     4.10      4.14       4.15      4.10       40
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   41       3.96     3.98     3.98     3.96     4.14      4.18       4.19      4.14       41
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   42       3.99     4.01     4.01     3.99     4.18      4.22       4.24      4.18       42
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   43       4.02     4.04     4.05     4.02     4.22      4.27       4.28      4.21       43
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   44       4.05     4.08     4.09     4.05     4.25      4.32       4.33      4.25       44
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   45       4.09     4.12     4.13     4.09     4.30      4.36       4.38      4.30       45
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   46       4.13     4.16     4.17     4.13     4.34      4.41       4.43      4.35       46
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   47       4.16     4.20     4.21     4.16     4.38      4.47       4.49      4.39       47
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   48       4.20     4.24     4.25     4.20     4.43      4.52       4.55      4.44       48
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   49       4.24     4.29     4.30     4.24     4.48      4.58       4.61      4.49       49
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   50       4.29     4.34     4.35     4.29     4.53      4.64       4.68      4.55       50
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   51       4.33     4.39     4.40     4.34     4.58      4.70       4.74      4.61       51
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   52       4.38     4.44     4.46     4.39     4.63      4.77       4.81      4.67       52
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   53       4.43     4.50     4.52     4.44     4.69      4.84       4.89      4.73       53
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   54       4.48     4.56     4.58     4.49     4.74      4.91       4.97      4.80       54
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   55       4.53     4.62     4.65     4.56     4.80      4.99       5.06      4.87       55
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   56       4.59     4.69     4.72     4.62     4.86      5.08       5.14      4.94       56
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   57       4.65     4.76     4.79     4.68     4.92      5.16       5.24      5.02       57
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   58       4.71     4.83     4.87     4.74     4.98      5.25       5.34      5.10       58
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   59       4.77     4.91     4.96     4.82     5.04      5.35       5.45      5.19       59
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   60       4.83     5.00     5.05     4.89     5.01      5.45       5.57      5.28       60
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   61       4.89     5.08     5.14     4.97     5.17      5.56       5.69      5.37       61
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   62       4.96     5.18     5.24     5.06     5.23      5.67       5.82      5.47       62
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   63       5.03     5.28     5.35     5.14     5.29      5.79       5.97      5.58       63
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   64       5.09     5.38     5.47     5.24     5.35      5.92       6.11      5.69       64
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   65       5.16     5.49     5.59     5.34     5.41      6.05       6.28      5.81       65
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   66       5.23     5.61     5.72     5.45     5.47      6.19       6.45      5.93       66
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   67       5.30     5.74     5.86     5.56     5.52      6.32       6.63      6.06       67
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   68       5.37     5.86     6.02     5.68     5.58      6.47       6.84      6.20       68
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   69       5.43     6.00     6.18     5.80     5.63      6.62       7.05      6.35       69
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   70       5.50     6.15     6.36     5.93     5.67      6.78       7.28      6.50       70
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   71       5.56     6.30     6.55     6.07     5.72      6.94       7.51      6.64       71
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   72       5.61     6.46     6.76     6.22     5.76      7.10       7.77      6.82       72
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   73       5.67     6.63     6.99     6.37     5.80      7.27       8.04      6.99       73
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   74       5.72     6.80     7.23     6.55     5.83      7.43       8.33      7.17       74
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   75       5.76     6.99     7.49     6.72     5.86      7.60       8.64      7.37       75
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   76       5.80     7.17     7.77     6.91     5.89      7.77       8.97      7.57       76
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   77       5.83     7.36     8.07     7.11     5.91      7.94       9.32      7.78       77
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   78       5.86     7.55     8.40     7.33     5.93      8.11       9.70      8.01       78
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   79       5.89     7.74     8.75     7.55     5.94      8.28      10.10      8.25       79
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   80       5.91     7.93     9.14     7.78     5.96      8.44      10.54      8.50       80
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   81       5.93     8.12     9.55     8.03     5.97      8.60      10.99      8.76       81
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   82       5.95     8.31     9.99     8.30     5.98      8.75      11.49      9.03       82
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   83       5.96     8.49     10.47    8.57     5.98      8.89      12.01      9.33       83
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   84       5.97     8.66     10.99    8.86     5.99      9.03      12.57      9.62       84
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   85       5.98     8.82     11.56    9.18     6.00      9.16      13.14      9.94       85
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   86       5.99     8.97     12.17    9.49     6.00      9.28      13.77      10.28      86
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   87       5.99     9.11     12.80    9.82     6.00      9.38      14.44      10.62      87
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   88       6.00     9.24     13.51    10.17    6.00      9.48      15.18      11.00      88
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   89       6.00     9.35     14.25    10.53    6.00      9.58      16.96      11.38      89
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   90       6.00     9.46     15.04    10.90    6.00      9.66      15.80      11.81      90
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   91       6.00     9.56     15.81    11.29    6.00      9.74      17.62      12.22      91
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   92       6.00     9.63     16.60    11.69    6.00      9.79      18.52      12.65      92
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   93       6.00     9.71     17.43    12.10    6.00      9.85      19.47      13.15      93
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   94       6.00     9.78     18.32    12.53    6.00      9.90      20.48      13.66      94
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
   95       6.00     9.84     19.20    12.99    6.00      9.94      21.59      14.21      95
--------- --------- -------- -------- -------- -------- ---------- --------- ---------- -------
